Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, October 30, 2019

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2019 RESULTS

Quarter Highlights:

•	Consolidated revenues increased to $32.6 million, up 3.7% over Q3 2018

•	Consolidated operating profit decreased 17.9%, or $1.9 million, from Q3 2018 on higher operating expenses

•	Consolidated net income increased 11.6%, or $1.1 million, over Q3 2018 due primarily to payment received associated with a prior India venture

•	Diluted earnings per share increased to $1.47/share from $1.33/share in Q3 2018

Cleveland, Ohio, Wednesday, October 30, 2019 - NACCO Industries, Inc.® (NYSE: NC) today announced consolidated net income of $10.3 million, or $1.47 per diluted share, and consolidated revenues of $32.6 million for the third quarter of 2019, compared with consolidated net income of $9.2 million, or $1.33 per diluted share, and consolidated revenues of $31.4 million for the third quarter of 2018. The increase in consolidated net income was primarily due to the receipt of $2.7 million pre-tax associated with a prior India venture and higher earnings at the Minerals Management segment, partly offset by a decrease in earnings in the Coal Mining and North American Mining segments.
For the nine months ended September 30, 2019, the Company reported consolidated net income of $33.3 million, or $4.76 per diluted share, and consolidated revenues of $114.1 million, compared with consolidated net income of $23.8 million, or $3.43 per diluted share, and consolidated revenues of $96.3 million for the first nine months of 2018. NACCO's effective income tax rate was 14.1% for the nine months ended September 30, 2019, compared with 12.7% for the nine months ended September 30, 2018.
NACCO ended the third quarter of 2019 with consolidated cash on hand of $115.1 million and debt of $7.7 million. At December 31, 2018, NACCO had consolidated cash on hand of $85.3 million and debt of $11.0 million.
In February 2018, NACCO's Board of Directors authorized a stock buyback program to purchase up to $25 million of the Company's outstanding Class A common stock through December 31, 2019. The Company has repurchased approximately 78,100 shares for an aggregate purchase price of $2.7 million since inception of this program, including less than $0.1 million of stock purchased during the three months ended September 30, 2019.
In the first quarter of 2019, the Company changed its segment reporting. The 2018 financial information in this release has been recast to reflect the new segments. In addition, recast quarterly segment information for the fourth quarter and full year 2018 has been included on page 11.

Detailed Discussion of Results

Coal Mining Results

Coal deliveries for the third quarter of 2019 and 2018 were as follows:
	2019	2018
Tons of coal delivered	(in millions)
Unconsolidated operations	8.7	9.8
Consolidated operations	0.7	0.7
Total deliveries	9.4	10.5

Key financial results for the third quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$18,799	$18,583
Earnings of unconsolidated operations	$16,211	$17,004
Operating expenses(1)	$11,286	$9,683
Operating profit	$7,341	$9,814
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

Coal Mining operating profit decreased substantially in the third quarter of 2019 compared with the third quarter of 2018. The decrease in operating profit was primarily due to higher operating expenses, mainly as a result of an increase in employee-related costs, and a decrease in earnings of unconsolidated operations. The higher employee-related costs included an increase to the estimated non-cash equity component of incentive compensation of $0.7 million pre-tax mainly due to a more than 20% increase in the market price of the Company's stock during the third quarter. The decrease in earnings of unconsolidated operations was mainly due to fewer coal tons delivered as a result of changes in customer demand, primarily related to the timing and duration of planned outages at certain customer facilities. Earnings from the consolidated operations were comparable. Favorable results at Centennial Natural Resources were offset by reduced earnings at Mississippi Lignite Mining Company, primarily due to an increase in the cost per ton delivered.

Coal Mining Outlook - 2019
In the 2019 fourth quarter and full year, the Company expects coal deliveries to decrease compared with respective prior year periods. The expected reduction in coal deliveries is a result of changes in customer requirements, including the timing and duration of power plant outages, as well as comparisons to historically high delivery levels at certain of the unconsolidated operations in 2018.
Revenues in the fourth quarter of 2019 are expected to decrease primarily as a result of the absence of a favorable $3.0 million contractual settlement recognized at Mississippi Lignite Mining Company in the fourth quarter of 2018. Excluding the contractual settlement, revenues in the 2019 fourth quarter and full year are expected to decrease modestly compared with the comparable 2018 periods due to reduced customer requirements.
Excluding the $3.0 million contractual settlement, as well as $1.8 million of favorable adjustments recognized in the fourth quarter of 2018 related to a reduction in Centennial's mine reclamation liabilities, the 2019 fourth quarter Coal Mining operating profit is expected to increase modestly compared with the 2018 fourth quarter primarily as a result of a reduction in operating expenses and improved results at the consolidated mining operations. These improvements are expected to be partially offset by reduced income at the unconsolidated Coal Mining operations as customer requirements are expected to be lower than the prior year.

    Full-year 2019 operating profit is expected to decrease compared with full-year 2018, after excluding the favorable 2018 items noted above and an additional $1.0 million favorable mine reclamation liability adjustment recognized in the first quarter of 2018. The decrease is primarily due to anticipated lower income at the unconsolidated Coal Mining operations as a result of reduced customer requirements, and higher operating expenses, partially offset by an anticipated improvement in results at the consolidated mining operations.
Capital expenditures are expected to be $7.4 million in the fourth quarter of 2019 and $13.9 million for the 2019 full year.

Coal Mining Outlook - 2020
In 2020, the Company expects coal deliveries to increase compared with 2019, primarily at the unconsolidated operations. The expected increase in coal deliveries is a result of an expected increase in customer requirements, as the Company's customers are forecasting a reduction in planned power plant outage days in 2020.
Coal Mining operating profit in 2020 is expected to increase substantially compared with 2019, predominantly in the first half of the year. This anticipated increase is primarily the result of an expected significant increase in income at the consolidated operations in the first half of 2020, and improved earnings at the unconsolidated Coal Mining operations throughout the year.
The increase at the consolidated operations is expected to be driven by improved results at Mississippi Lignite Mining Company, primarily due to an anticipated modest increase in customer demand and a reduction in the cost per ton of coal delivered in 2020 compared with 2019. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons. Historically, periods of reduced or fluctuating deliveries, such as during planned or unplanned power plant outages or periods of fluctuating demand for electricity generated by the plant, have adversely affected Mississippi Lignite Mining Company's tons delivered, resulting in an increase in cost per ton delivered and reduced profitability. If customer demand at Mississippi Lignite Mining Company decreases from expected levels, it could unfavorably affect North American Coal's 2020 earnings significantly.
Capital expenditures are expected to be approximately $30 million in 2020. Elevated levels of capital expenditures in 2019 through 2021 are primarily related to spending at Mississippi Lignite Mining Company as it develops a new mine area. These capital expenditures will result in an increase in depreciation that will unfavorably affect ongoing operating profit.

North American Mining Results

Limestone deliveries for the third quarter of 2019 and 2018 were as follows:
	2019	2018
	(in millions)
Tons of limestone delivered	10.2	11.4

Key financial results for the third quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$8,993	$9,092
Operating (loss) profit	$(391)	$281

North American Mining reported an operating loss of $0.4 million during the third quarter of 2019 compared with operating profit of $0.3 million during the third quarter of 2018. The lower 2019 results were primarily due to higher employee-related and business development costs. A decrease in earnings at the consolidated operations as a result of higher labor, supplies and repairs and maintenance expenses was fully offset by an improvement in earnings of unconsolidated operations. North American Mining results benefited from new limestone mining contracts entered into since the 2018 third quarter.

North American Mining Outlook
North American Mining expects operating profit in the fourth quarter of 2019 to be significantly lower than the 2018 fourth quarter primarily due to the absence of a $0.6 million gain on the sale of assets recognized in the 2018 fourth quarter. While down from the prior year, fourth quarter operating profit is expected to improve over the results in each of the first three quarters of 2019. However, North American Mining expects full-year 2019 results to decrease compared with 2018 as the improved fourth quarter results will not offset the cumulative losses incurred in the first nine months of 2019.
North American Mining expects 2020 full year operating results to improve significantly over 2019. Operating profit is expected to benefit from earnings associated with new limestone mining contracts.
In the third quarter of 2019, North American Mining, through a new subsidiary, Sawtooth Mining, LLC, entered into a new mining agreement to serve as exclusive contract miner for the Thacker Pass lithium project in northern Nevada. Thacker Pass, 100% owned by Lithium Nevada Corp., is believed to be the largest known lithium deposit in the United States. Sawtooth will design, construct, operate, and maintain the Thacker Pass surface mine, which will supply Lithium Nevada’s lithium-bearing claystone ore requirements. The mining agreement provides that Lithium Nevada will reimburse Sawtooth for its operating and mine reclamation costs, and pay Sawtooth a management fee per metric ton of lithium delivered during the 20-year contract term. Lithium Nevada estimates that it will secure all major permits by the end of 2020, commence plant construction in 2021 and commence production of lithium products in 2023.
During the development of the project, Sawtooth will provide Lithium Nevada $3.5 million in cash, of which $1.0 million has been provided as of September 30, 2019, to assist in project development and provide certain engineering services related primarily to mine design and permitting. Under the terms of the mining agreement, Lithium Nevada will pay Sawtooth a success fee upon achievement of certain engineering, construction and production milestones. After Lithium Nevada secures required permits and financing for the project, Sawtooth intends to acquire up to $50 million of mining equipment. The cost of this mining equipment will be reimbursed to Sawtooth over a seven-year period from the equipment acquisition date.
Capital expenditures are expected to be $6.7 million in the fourth quarter of 2019 and approximately $13 million and $10 million for the 2019 full year and 2020, respectively, primarily for the acquisition, relocation and refurbishment of draglines.

Minerals Management Results

Key financial results for the third quarter of 2019 and 2018 were as follows:
	2019	2018
	(in thousands)
Revenues	$5,022	$3,902
Operating profit	$3,900	$2,770

Minerals Management revenues and operating profit increased significantly in the third quarter of 2019 over 2018 primarily due to an increase in the number of wells operated by third parties to extract natural gas from the Company's mineral reserves in Ohio. The number of producing wells increased as operators increased activity on Minerals Management's reserves and additional pipeline, gas compression, and other transportation infrastructure came online in southeast Ohio.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas and, to a lesser extent, oil and coal, extracted primarily by third parties. The Company continued to experience a significant increase in royalty income in the first nine months of 2019 compared with the comparable 2018 period, primarily due to an increase in the number of gas wells operated by third parties to extract natural gas from the Company's Ohio Utica shale mineral reserves. In the fourth quarter of 2019 and in the 2020 full year, royalty income is currently expected to decrease substantially over the comparable prior year periods. The 2020 decrease is expected to occur primarily in the first half of the year, as comparisons are made to historically high revenue levels in the first half of 2019. These decreases are based on natural gas price expectations and the natural production decline that occurs during the life of a well. New wells have high initial production rates and follow a natural decline before settling into relatively stable, long-term production. Decline rates can vary due to factors like well depth, well length, formation pressure, and facility design.
In addition to the natural production decline curve, royalty income can fluctuate favorably or unfavorably in response to a number of factors outside of the Company's control, including the number of wells being operated by third parties, fluctuations in commodity prices (primarily natural gas), fluctuations in production rates associated with operator decisions, regulatory risks, the Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.

Consolidated Outlook
Overall, NACCO expects a significant decrease in both operating profit and net income in the fourth quarter of 2019 compared with the fourth quarter of 2018 primarily as a result of the favorable prior year items noted previously. Excluding these items, operating profit is expected to decrease moderately mainly due to the substantial decrease in Minerals Management's and North American Mining's results, partly offset by a modest improvement in earnings at the Coal Mining segment. Despite this decrease, net income is expected to increase primarily due to an anticipated lower effective income tax rate in the 2019 fourth quarter compared with the prior year.
For the 2019 full year, consolidated net income is expected to increase significantly compared with 2018, including or excluding the favorable prior year items. The anticipated improvement in net income is primarily due to higher earnings in the Minerals Management segment and the receipt of $2.7 million pre-tax associated with a prior India venture. These improvements are expected to be offset by decreased earnings in the Coal Mining and North American Mining segments. The full-year effective income tax rate, excluding discrete items, is expected to be approximately 15% based on current estimates in the mix of earnings between entities that benefit from percentage depletion and those that do not.
In 2020, NACCO expects net income to decrease moderately compared with 2019, primarily in the first half of the year. An anticipated reduction in earnings in the Minerals Management segment is expected to be partially offset by improvements in earnings in the Coal Mining and North American Mining segments. The full-year effective income tax rate is expected to be between 10% and 12%, excluding discrete items.
Consolidated cash flow before financing activities is expected to be substantially lower in the fourth quarter of 2019 compared with the fourth quarter of 2018 primarily due to an anticipated increase in capital expenditures. Despite the fourth-quarter decline, the Company expects full-year 2019 cash flow before financing activities to increase over 2018. Consolidated capital expenditures are expected to be $15.1 million in the fourth quarter of 2019 and $28.4 million for the full year.

In 2020, cash flow before financing activities is expected to result in a modest use of cash due to anticipated increased capital expenditures and payment of deferred compensation and other payroll liabilities. Consolidated capital expenditures are expected to be approximately $41 million in 2020, primarily consisting of $30 million in the Coal Mining segment and $10 million in the North American Mining segment. The remaining $1.0 million of capital expenditures relates to Minerals Management and Unallocated.
One of the Company’s core strategies is to ensure the resiliency of its existing coal mining operations. The Company works to drive down coal production costs and maximize efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. This benefits both customers and the Company's Coal Mining segment, as fuel cost is the major driver for power plant dispatch. Increased power plant dispatch drives increased demand for coal by the Coal Mining segment's customers.
The Company continues to evaluate opportunities to expand its core coal mining business, however opportunities are likely to be limited. Low natural gas prices and growth in renewable energy sources, such as wind and solar, could continue to unfavorably affect the amount of electricity attributable to coal-fired power plants. The political and regulatory environment is not generally receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines. However, the Company does continue to seek out and pursue opportunities where it can apply its management fee business model to replace legacy operators of existing surface coal mining operations in the United States. Outright acquisitions of existing coal mines or mining companies with exposure to fluctuating coal commodity markets, or structures that would create significant leverage, are outside the Company’s area of focus.
The Company believes growth and diversification can come from pursuing opportunities to leverage skills honed in the Company’s core mining operations and utilizing the Company’s unique, service-based, management-fee business model, when possible. The Company continues to pursue non-coal mining opportunities principally through its North American Mining segment. North American Mining has served as a strong growth platform by focusing on the operation and maintenance of draglines for limestone producers. North American Mining will continue to pursue growth in dragline operation and maintenance, while expanding the scope of work provided to customers and focusing on mining a broader range of aggregates, lithium and other minerals. The Company also continues to focus on developing its Minerals Management segment, principally related to its Ohio mineral reserves, and potentially expanding its asset base. In addition, the Company's newest business, Mitigation Resources of North America®, creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, October 31, 2019 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (844) 855-9691 (Toll Free) or (647) 689-2407 (International), Conference ID: 3849307, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 7, 2019. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for the Company's mineral reserves, (7) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations, (8) changes in the costs to reclaim mining areas, (9) costs to pursue and develop new mining and value-added service opportunities, (10) changes to or termination of a long-term mining contract, or a customer default under a contract, (11) delays or reductions in coal or aggregates deliveries, (12) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, and (13) increased competition, including consolidation within the coal and aggregates industries.

About NACCO Industries, Inc.
NACCO Industries, Inc.® is the public holding company for The North American Coal Corporation®. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines pursuant to a service-based business model under long-term contracts with power generation companies and activated carbon producers. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2019	2018	2019	2018
	(In thousands, except per share data)
Revenues	$32,603	$31,440	$114,052	$96,321
Cost of sales	26,416	25,345	85,812	79,956
Gross profit	6,187	6,095	28,240	16,365
Earnings of unconsolidated operations	17,438	17,141	47,851	48,119
Operating expenses
Selling, general and administrative expenses	14,341	12,032	39,782	34,522
Amortization of intangible assets	715	714	2,243	2,212
Gain on sale of assets	(94)	(57)	(131)	(320)
	14,962	12,689	41,894	36,414
Operating profit	8,663	10,547	34,197	28,070
Other (income) expense
Interest expense	230	421	683	1,636
Interest income	(1,878)	(94)	(3,012)	(326)
Income from other unconsolidated affiliates	(327)	(321)	(972)	(954)
Closed mine obligations	383	272	1,079	994
Gain on equity securities	(108)	(397)	(1,067)	(481)
Other, net	(1,258)	8	(1,236)	(18)
	(2,958)	(111)	(4,525)	851
Income before income tax provision	11,621	10,658	38,722	27,219
Income tax provision	1,357	1,458	5,465	3,450
Net income	$10,264	$9,200	$33,257	$23,769

Earnings per share:
Basic earnings per share	$1.47	$1.33	$4.77	$3.43
Diluted earnings per share	$1.47	$1.33	$4.76	$3.43

Basic weighted average shares outstanding	6,991	6,940	6,973	6,921
Diluted weighted average shares outstanding	6,991	6,940	6,992	6,939

EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended
	12/31/2018	3/31/2019	6/30/2019	9/30/2019	Trailing 12 Months 9/30/2019
	(in thousands)
Net income	$11,016	$15,018	$7,975	$10,264	$44,273
Income tax provision	3,928	2,320	1,788	1,357	9,393
Interest expense	362	231	222	230	1,045
Interest income	(539)	(553)	(581)	(1,878)	(3,551)
Depreciation, depletion and amortization expense	3,748	3,813	4,238	4,044	15,843
EBITDA *	$18,515	$20,829	$13,642	$14,017	$67,003

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as net income before income tax provision, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019 AND SEPTEMBER 30, 2018 (UNAUDITED)

	Three Months Ended September 30, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$18,799	$8,993	$5,022	$52	$(263)	$32,603
Cost of sales	16,383	9,407	814	174	(362)	26,416
Gross profit (loss)	2,416	(414)	4,208	(122)	99	6,187
Earnings of unconsolidated operations	16,211	1,227	—	—	—	17,438
Operating expenses
Selling, general and administrative expenses	10,653	1,216	308	2,164	—	14,341
Amortization of intangible assets	715	—	—	—	—	715
Gain on sale of assets	(82)	(12)	—	—	—	(94)
	11,286	1,204	308	2,164	—	14,962
Operating profit (loss)	$7,341	$(391)	$3,900	$(2,286)	$99	$8,663

	Three Months Ended September 30, 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$18,583	$9,092	$3,902	$—	$(137)	$31,440
Cost of sales	16,090	8,415	865	112	(137)	25,345
Gross profit (loss)	2,493	677	3,037	(112)	—	6,095
Earnings of unconsolidated operations	17,004	137	—	—	—	17,141
Operating expenses
Selling, general and administrative expenses	9,026	533	267	2,206	—	12,032
Amortization of intangible assets	714	—	—	—	—	714
Gain on sale of assets	(57)	—	—	—	—	(57)
	9,683	533	267	2,206	—	12,689
Operating profit (loss)	$9,814	$281	$2,770	$(2,318)	$—	$10,547

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND SEPTEMBER 30, 2018
(UNAUDITED)

	Nine Months Ended September 30, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$58,119	$30,496	$25,950	$726	$(1,239)	$114,052
Cost of sales	53,561	29,880	2,902	855	(1,386)	85,812
Gross profit (loss)	4,558	616	23,048	(129)	147	28,240
Earnings of unconsolidated operations	45,521	2,330	—	—	—	47,851
Operating expenses
Selling, general and administrative expenses	28,309	3,807	690	6,986	(10)	39,782
Amortization of intangible assets	2,243	—	—	—	—	2,243
Gain on sale of assets	(112)	(19)	—	—	—	(131)
	30,440	3,788	690	6,986	(10)	41,894
Operating profit (loss)	$19,639	$(842)	$22,358	$(7,115)	$157	$34,197

	Nine Months Ended September 30, 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$57,040	$28,372	$11,244	$—	$(335)	$96,321
Cost of sales	52,236	26,179	1,625	251	(335)	79,956
Gross profit (loss)	4,804	2,193	9,619	(251)	—	16,365
Earnings of unconsolidated operations	47,614	505	—	—	—	48,119
Operating expenses
Selling, general and administrative expenses	24,077	1,665	694	8,086	—	34,522
Amortization of intangible assets	2,212	—	—	—	—	2,212
Gain on sale of assets	(280)	(39)	(1)	—	—	(320)
	26,009	1,626	693	8,086	—	36,414
Operating profit (loss)	$26,409	$1,072	$8,926	$(8,337)	$—	$28,070

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE FOURTH QUARTER OF 2018
(UNAUDITED)

	Fourth Quarter of 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$24,509	$8,578	$6,108	$665	$(806)	$39,054
Cost of sales	17,876	7,082	497	380	(384)	25,451
Gross profit (loss)	6,633	1,496	5,611	285	(422)	13,603
Earnings of unconsolidated operations	16,775	100	—	—	—	16,875
Operating expenses
Selling, general and administrative expenses	10,721	1,322	206	2,421	—	14,670
Amortization of intangible assets	826	—	—	—	—	826
Gain on sale of assets	—	(572)	—	—	—	(572)
	11,547	750	206	2,421	—	14,924
Operating profit (loss)	$11,861	$846	$5,405	$(2,136)	$(422)	$15,554

	Full Year 2018
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$81,549	$36,950	$17,352	$665	$(1,141)	$135,375
Cost of sales	70,112	33,261	2,122	631	(719)	105,407
Gross profit (loss)	11,437	3,689	15,230	34	(422)	29,968
Earnings of unconsolidated operations	64,389	605	—	—	—	64,994
Operating expenses
Selling, general and administrative expenses	34,798	2,987	900	10,507	—	49,192
Amortization of intangible assets	3,038	—	—	—	—	3,038
Gain on sale of assets	(280)	(611)	(1)	—	—	(892)
	37,556	2,376	899	10,507	—	51,338
Operating profit (loss)	$38,270	$1,918	$14,331	$(10,473)	$(422)	$43,624